                                                 EXECUTION COPY


                                      AGREEMENT

    THIS AGREEMENT is made on June ___, 1997, by and among AMELIA NEWMAN and MARILYN COLE, the sole members of an unincorporated joint venture whose F.E.I.N. is 11-6137748 (collectively, the "SELLER"), UNIVERSAL OUTDOOR (N.Y.) ADVERTISING ACQUISITION CORPORATION, a Delaware corporation whose F.E.I.N is _______________ ("BUYER"), UNIVERSAL OUTDOOR, INC., an Illinois corporation whose F.E.I.N. is 36-3951893 ("PARENT"), and ALLIED OUTDOOR ADVERTISING, INC., a New York corporation ("GUARANTOR"). In consideration of the mutual promises and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SELLER agrees to sell and BUYER agrees to buy certain specified assets of SELLER, upon the following terms and conditions:

    1.0 EFFECTIVE DATE. The effective date of the transfer of the assets to be conveyed shall be the date of Closing.

    2.0 ASSETS TO BE SOLD. At Closing, SELLER agrees to convey to BUYER all of SELLER'S rights, title and interests in and to the following property ("Assets") at the locations listed on Exhibit 2.0 free and clear of all liens and encumbrances that are caused by any action, inaction or omission by Seller, by a Bill of Sale and Assignment and Assumption Agreements:

         2.1 OUTDOOR ADVERTISING DISPLAYS. All personal property owned by Seller and used in the operation of the existing bulletin, painted walls or any other outdoor advertising displays ("Displays") as are more fully described by location in Exhibit 2.0, which property shall be conveyed pursuant to the original Bill of Sale, which is attached as Exhibit 2.1;

         2.2 GROUND LEASES. The title, leases, licenses or agreements for the rights of use ("Leases"), for the locations listed on Exhibit 2.0, which Leases shall be conveyed pursuant to the original Assignment and Assumption of Leases, which is attached as Exhibit 2.2;

         2.3  ADVERTISING CONTRACTS.   The advertising contracts ("Contracts")
for the locations listed on Exhibit 2.0, which


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Contracts shall be conveyed pursuant to the original Assignment and Assumption of Advertising Contracts, which is attached as Exhibit 2.3;

         2.4 PERMITS. All permits and governmental approvals ("Permits") for the purposes of erecting, operating, illuminating and maintaining the Displays at the locations listed on Exhibit 2.0, which Permits shall be conveyed pursuant to the original Assignment and Assumption of Permits, which is attached as
Exhibit 2.4; and

         2.5  [Intentionally Omitted]

    3.0 PURCHASE PRICE. BUYER agrees to purchase the Assets for the sum of $2,303,040 (plus or minus prorations as specified below)("Purchase Price") payable to SELLER and PARENT agrees to assume the Assumed Liabilities (as defined below) pursuant to an original undertaking in the form attached as
Exhibit 3.0(b)("Undertaking"). The Purchase Price shall be paid by wire transfer to an account designated by Seller on Exhibit 3.0(a).

         3.1 ASSUMED LIABILITIES. Assumed Liabilities means all obligations of the Seller pursuant to the Leases, Permits and Contracts.

         3.2 ALLOCATION OF PURCHASE PRICE. Prior to the Closing Date, the BUYER and the SELLER shall mutually agree to (and shall each deliver at Closing) the allocation of the Purchase Price as provided below (the "Allocation Schedule"). Prior to Closing, the SELLER shall make available to the BUYER, or provide the BUYER with access to, all information necessary for the preparation of the Allocation Schedule. The BUYER and the SELLER shall cooperate and use their best efforts to prepare and to agree to the Allocation Schedule prior to Closing. The Allocation Schedule shall allocate the Purchase Price (which in the parties joint discretion constitutes the amount paid to acquire the separate Assets for federal, state or local income tax purposes) among the Assets provided for in Section 2.0 hereof in accordance with the fair market value of such Assets. The BUYER and SELLER shall each report the transactions contemplated under this Agreement for all federal, state and local income tax and other purposes (including, without limitation, for purposes of Section 1060 of the Code) as set forth on the Allocation Schedule.


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    4.0  CLOSING.  This transaction shall be closed ("Closing") simultaneously with the Closing under that certain Asset Purchase Agreement, by and between BUYER, PARENT and Allied Outdoor Advertising, Inc., a New York corporation,
dated June   , 1997 ("Closing Date").

    5.0  TRANSFER OF ASSETS.

         5.1  SELLER shall convey the Assets referred to in Paragraphs 2.0 -
2.4 to BUYER by delivering to BUYER a Bill of Sale and Assignment and Assumption Agreements in the form set forth on Exhibits 2.1, 2.2, 2.3 and 2.4. PARENT shall assume the Assumed Liabilities referred to in paragraph 3.1 by delivering to SELLER the Undertaking in the form set forth in Exhibit 3.0(b).

         5.2 BUYER shall be entitled to all payments due under the Contracts beginning on the Closing Date and thereafter. In the event the SELLER receives any such payments after Closing, the same shall be immediately transferred to the BUYER. In the event the SELLER receives, after Closing, any checks for any such payments payable to the SELLER, the SELLER shall endorse the same, payable to the order of the BUYER, and shall immediately deliver the said checks to the BUYER. It is understood, however, that any sums due under the Contracts for any time period before the Closing shall remain the property of the SELLER and shall continue to be a receivable of the SELLER, even after Closing. If there shall be any check received pertaining to both time periods (before and after the Closing) BUYER and SELLER agree to distribute the proceeds in a manner consistent with this paragraph. At Closing, SELLER shall deliver executed Notices from SELLER to advertisers directing payment to BUYER after the Closing of payments for advertising services dated on and after the Closing on Contracts conveyed. At Closing BUYER shall deliver executed notices from BUYER to lessors of the Leases advising the lessors that the SELLER's obligations under the Leases have been assigned to and assumed by the PARENT effective the Closing.

         5.3 SELLER will, on or after Closing, execute and deliver any other documents as may be reasonably necessary to transfer or further perfect title to the Assets transferred to BUYER including, without limitation, bills of sale, assignments, permits and any other documents and send letters and notices to advertisers, lessors and appropriate government officials


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notifying them of the date of transfer and that future payments, notices, etc., are to be directed to BUYER or its nominee.

    6.0 CLOSING STATEMENT. At the time of Closing, the parties shall prepare a Closing Statement which shall be signed by each of the parties and shall indicate appropriate debits and credits on account of the Purchase Price, prorations, security deposits and other adjustments as more fully described in this Agreement.

    7.0 BOOKS AND RECORDS. At the time of Closing, SELLER shall deliver to BUYER all books, records, and other documents in SELLER's possession or control, relating to the Assets, including but not limited to the following: (1) all Leases, Contracts and Permits (2) all communications from lessors, advertisers, government authorities or third-parties relating to the Assets or the operation of Assets, and (3) all documents and computer-generated reports of the last twelve (12) months relating to the Assets to the extent they exist and are conveniently available, including a complete list of all ground lease lessors, advertising customers and their respective mailing addresses and phone numbers, all photographs of Displays under contract and all art work, sketches, pounce patterns, diagrams, schematics and related materials.

         7.1 SELLER may retain copies of and shall continue after the Closing Date to have access to any books, records or other documents transferred:

              7.1.1 which are or may be relevant to any claim or defense SELLER may have against third persons, including any governmental body, in any action or proceeding concerning the Assets, or

              7.1.2 which are or may be relevant to any liability of Seller in connection with or arising out of the conduct or ownership of the Assets.

         7.2 This provision shall not constitute a covenant by or requirement that the BUYER preserve or retain for more than one year from the Closing Date any books, records, or other documents delivered under this provision.

    8.0 NO LIENS AT CLOSING. SELLER will, prior to or at the time of Closing, take such steps necessary to deliver title to the


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Assets free of any liens or encumbrances that are caused by any action, inaction or omission by SELLER and as otherwise warranted.

    9.0  PRORATIONS.   The Purchase Price set forth in Paragraph 3.0 is subject
to the following adjustments and prorations:

         9.1 Plus an amount which will credit SELLER for lease payments which have been paid in advance for time periods on and after Closing ("Prepaid Leases"). Attached as Exhibit 9.1 is a list of Prepaid Leases which Buyer and Seller agree shall be added to the Purchase Price.

         9.2  Minus the amounts which will credit Buyer for the following:

              9.2.1 Any lease payments for which Buyer becomes obligated relating to any period of time prior to Closing.

              9.2.2 Any advertising services delivered by Parent or Buyer on and after Closing for which Seller has already billed or otherwise receives payment.

              9.2.3 All items of income and expense listed below relating to the Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date, and Buyer liable to the extent such items relate to periods on or subsequent to the Closing Date; including without limitation (a) personal property, real estate, occupancy and water taxes, if any, on or with respect to the Assets; (b) rents, taxes and other items payable by Seller under any contract to be assigned to or assumed by Buyer; (c) the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; (d) all rentals that are or would be payable or have accrued pursuant to "percentage rental" lease provisions with respect to periods after the Closing Date; and (e) all items paid or payable on or after the Closing Date under any obligation specifically assumed to the extent not specifically referenced in clauses (a) -
(d) above which are normally prorated in connection with similar transactions.
A list of percentage leases with the date of expiration is attached hereto as
Exhibit 9.2.3;


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              9.2.4     If current payments with respect to items to be
prorated pursuant to this Section 9.2 are not ascertainable on or before the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprobated between Seller and Buyer when the current bills with respect to such items have been issued and a cash settlement shall be made within thirty (30) days thereafter.

    10.0 SELLER'S AND GUARANTOR'S WARRANTIES.   SELLER represents, warrants and
agrees that the following are true and correct on the date of this Agreement and will continue to be true and correct on each day until and including the Closing as though made on and as of each day:

         10.1 CAPACITY. Amelia Newman and Marilyn Cole have the legal capacity to execute this Agreement and to consummate the transactions contemplated hereby. Seller is an unincorporated joint venture whose sole members are Amelia Newman and Marilyn Cole.

         10.2 AUTHORIZATION. SELLER is duly authorized to execute, deliver and complete this Agreement.

         10.3 [Intentionally Omitted]

         10.4 LIABILITIES. Except as set forth in Exhibit 10.5, SELLER has not received written notice nor has any knowledge of any liability, absolute or contingent, arising from or in any way connected with the Assets.

         10.5 LITIGATION. Except as set forth in Exhibit 10.5, Seller has not received written notice nor has any knowledge of any action, proceeding, or investigation pending or threatened against SELLER or involving any of the Assets before any court or before any governmental department, commission, board, agency, or instrumentality, nor does SELLER know of any basis for any such action, proceeding or investigation which could result in any order, injunction or decree against SELLER or involve any of the Assets.

         10.6 AGREEMENTS. This Agreement will not conflict with, result in a breach of the terms and conditions of, accelerate any provision of, or constitute any default under any


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contract or agreement to which SELLER is now, or may become a party.

         10.7 TITLE OF ASSETS. As of the Closing, in the case of the Leases, Seller has, and will deliver to Buyer a leasehold interest in each of the real properties described on Exhibit 2.0, free and clear of all liens and encumbrances that are caused by any action, inaction or omission by Seller. As of Closing, the Seller will have, and will deliver to the Buyer, good and marketable title to all of the other Assets.

         10.8 CONDITION OF DISPLAYS. The Displays and all related equipment to be sold to BUYER are in good working order and repair and are fit for their intended purpose in accordance with industry standards. SELLER has not received any written notice nor has any knowledge that any Display fails to comply with all applicable building codes, zoning or other promulgations of entities having jurisdiction over the construction and maintenance of the Displays, except as set forth on Exhibit 10.8.

         10.9 COMPLIANCE WITH APPLICABLE LAWS. The SELLER has not been threatened to be charged with, nor has been given written notice of, any violation of, or to the best of SELLER's knowledge, is under investigation with respect to, any applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority, except as set forth on Exhibit 10.9(a). The SELLER (i) has timely filed or will timely file all tax returns required to be filed by the SELLER on or prior to the Closing Date, (ii) has timely paid in full all taxes that are due or claimed to be due with respect to any periods ending on or before the Closing Date,
(iii) is not required to file any state tax returns other than as set forth on Exhibit 10.9(b), (iv) has not received any written notice nor has any knowledge that any deficiency for any taxes has been proposed, asserted or assessed against the SELLER which has not been resolved and paid in full and
(v) has not received any notice of deficiency or assessment from any tax authority with respect to liabilities for taxes which has not been resolved and paid in full. In addition, there are no liens, security interests or other encumbrances for taxes upon any of the Assets other than liens, security interests or other encumbrances for taxes not yet due or payable. The GUARANTOR shall also deliver to BUYER proper certified copies of resolutions authorizing the GUARANTOR's guarantee of the SELLER's obligations

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under this Agreement and the grant of a non-exclusive royalty-free license to
BUYER and PARENT to use the GUARANTOR's name and marks.

         10.10 LEASES. The Leases are in full force and effect and permit the continued presence of the Displays as stated in the Leases. SELLER has not received written notice nor has any knowledge that either SELLER or any lessor is in default of any Lease. The Leases are freely assignable to BUYER without consent of the lessors or any other party. Contractual lease payments will be made by SELLER for all periods up to the Closing.

         10.11 CONTRACTS. The Contracts are in full force and effect and enforceable in accordance with their terms. Neither SELLER nor to SELLER's knowledge is any advertiser in default of any Contract.

         10.12 PERMITS. Including as set forth in Exhibit 10.5, SELLER has disclosed to BUYER and PARENT all information it possesses with respect to all permits and other federal, state and local authorizations which permit the continued presence of the Displays (where located); all applicable fees for such Permits have been paid; to SELLER's knowledge, all such Permits are fully transferable to BUYER; and neither the execution nor the consummation of this Agreement will terminate any Permit. SELLER agrees to cooperate fully with BUYER in renewing any Permit after Closing, PROVIDED, THAT, any such renewal shall be at the sole expense of BUYER.

         10.13 BROKERS. SELLER is not a party to or in any way obligated under any contract for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement, and notwithstanding Paragraph 15, SELLER agrees to indemnify and hold BUYER harmless from any liability arising from this transaction from any loss, liability or obligation incurred by BUYER by reason of a breach of this representation.

         10.14 DISCLOSURE. No representation or warranty made by SELLER in this Agreement nor any statement or certificate already furnished or to be furnished by SELLER in connection with the transactions contemplated herein, contain any known untrue statement of or fails to state a known material fact.


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

         10.15 NO CONTINUING INTEREST. Following Closing, neither SELLER nor any officer, director or shareholder of SELLER will have any direct, indirect or beneficial ownership or other financial interest in any real or personal property which is in any way involved with or related to the operation of the Assets being purchased by BUYER.

    11.0 PARENT'S AND BUYER'S WARRANTIES. PARENT and BUYER represent, warrant and agree that the following are true and correct on the date of this Agreement and will continue to be true and correct on each day until and including the Closing as though remade each day.


         11.1 ORGANIZATION. Each of PARENT and BUYER is a corporation formed under the laws of its state of incorporation, it has complied with all laws concerning the right of the corporation to conduct its business and is legally qualified to transact such business. Each of PARENT and BUYER has the full power and authority to own, lease and operate its properties and conduct its business as conducted in the places where the properties are now owned, leased or operated, by SELLER.

         11.2 AUTHORIZATION. Each of PARENT and BUYER is duly authorized to execute, deliver and complete this Agreement.

         11.3  COMPLIANCE WITH STATES' CORPORATE LAWS.  Each of PARENT and
BUYER will comply with all the requirements and conditions of the applicable corporation law of its state of incorporation relative to the sale of the assets by the date of Closing and will deliver to SELLER an Officer's Certificate attesting to its authority to negotiate and consummate this transaction whether or not required by the applicable state corporate law.

         11.4 BROKERS. Neither PARENT nor BUYER is a party to or in any way obligated under any contract for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement, and notwithstanding Paragraph 15, each of PARENT and BUYER agrees to indemnify and hold SELLER harmless from any liability arising from this transaction from any loss, liability or obligation incurred by SELLER by reason of a breach of this representation.


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    12.0  CONDITIONS TO OBLIGATIONS OF BUYER.   The obligation of BUYER to
close or perform is subject to the satisfaction of the following conditions, any of which the BUYER may at its election enforce or waive:

         12.1  [Intentionally Omitted]

         12.2 All representations and warranties of SELLER hereunder shall be true and correct as of the date of this Agreement and shall be true and correct in all respects on the Closing Date with the same force as if such representations and warranties had been made on the Closing Date, all agreements to be performed by SELLER on or prior to the Closing Date shall have been fully performed, and BUYER shall have received a certificate dated the Closing Date signed by Amelia Newman and Marilyn Cole to that effect.

         12.3 There shall not have been any material adverse change in the Assets or SELLER's condition, financial or otherwise, including without limitation its relationships with customers, landlords or others, between the date of this Agreement and the date of Closing. SELLER agrees to operate and maintain its business in its regular course from the date of this Agreement to Closing.

         12.4 SELLER shall have maintained the Assets to be conveyed, including the Displays, in at least as good condition and repair as on the date of this Agreement and will not voluntarily suffer anything to be done that will decrease the value of the Assets, ordinary wear and tear excepted.

         12.5 Counsel for BUYER shall have approved the form, substance and sufficiency of all instruments to be delivered by SELLER at or before Closing. Approval will not be unreasonably withheld.

         12.6 If SELLER cannot timely cure any defect which prevents Closing after its best efforts, then either party may rescind this Agreement.

    13.0 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of SELLER to close or perform is subject to the satisfaction of the following conditions, any of which the SELLER may at its election enforce or waive:


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         13.1  All representations and warranties of BUYER and PARENT hereunder shall be true and correct as of the date of this Agreement and shall be true and correct in all respects on the Closing Date with the same force as if such representations and warranties had been made on the Closing Date, all agreements to be performed by BUYER and PARENT on or prior to the Closing Date shall have been fully performed, and SELLER shall have received a certificate dated the Closing Date signed by the duly authorized President or Vice President of BUYER and PARENT to that effect.

         13.2 Counsel for SELLER shall have approved the form, substance and sufficiency of all instruments to be delivered by BUYER and PARENT at or before Closing. Approval will not be unreasonably withheld.

         13.3 If BUYER cannot timely cure any defect which prevents Closing after its best efforts, then either party may rescind this Agreement.

    14.0 GENERAL CONDITIONS.

         14.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties made by the Parties to this Agreement shall survive until fourteen (14) months following the Closing of this Agreement. The covenants and agreements contained herein shall survive without limitation.

         14.2 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of SELLER PARENT and BUYER.

         14.3 NOTICES. All notices shall be in writing and delivered in person or sent by certified, registered or express mail or by facsimile:

IF FOR PARENT OR BUYER,      Universal Outdoor, Inc.
ADDRESSED TO:                321 North Clark Street
                             Suite 1010
                             Chicago, Illinois 60601
                             Attn:  Paul G. Simon
                             Telecopy:  (312) 664-8071

                             Kelso & Company


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                             320 Park Avenue
                             24th Floor
                             New York, New York 10022
                             Attn:  James J. Connors III
                             Telecopy:  (212) 223-2379

WITH A COPY TO:              Skadden, Arps, Slate, Meagher & Flom LLP
                             919 Third Avenue
                             New York, New York 10022
                             Attn:  Lou R. Kling, Esq.
                                    Howard L. Ellin, Esq.
                             Telecopy:  (212) 735-2000



IF FOR SELLER, ADDRESSED TO: Amelia Newman and Marilyn Cole c/o
                             Allied Outdoor Advertising Inc.
                             34 Florence Street
                             South Hackensack, New Jersey 07606
                             Attn:  Marc Joseph
                                       Senior Vice President for
                                       Legal Affairs, General Counsel
                             Telecopy:  (201) 646-1956

WITH A COPY TO:              Allied Outdoor Advertising Inc.
                             34 Florence Street
                             South Hackensack, New Jersey 07606
                             Attn:  George W. Newman
                             Telecopy:  (201) 646-1956

                             Joseph & Feldman
                             One Parker Plaza
                             Fort Lee, New Jersey 07024
                             Attn:  Fred Feldman, Esq.
                             Telecopy:  (201) 592-1906

or such other address for either or both as is stated in a written notice given in compliance under this clause.

         14.4 HEADINGS. The various headings used in this Agreement as headings for sections or otherwise are for convenience only and shall not be used in interpreting the text of the section in which they appear.


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         14.5 PRESS RELEASES.   Prior to the Closing, any press releases or
other public announcement of this transaction, other than any filing that may be required by law, shall be first approved by the BUYER and the SELLER.

         14.6 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the law of the State of New York, without regard to the conflict of laws principles thereof.

         14.7 SEVERABILITY. The invalidity of any provision of this Agreement shall not impair the validity of any other provision. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, that provision will be deemed severable and the Agreement shall be enforced with that provision severed or as modified by the court to the extent necessary to carry out the present manifest intentions of the parties.

         14.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement sets forth the entire understanding of the parties. It may be amended, modified or terminated only by instruments signed by the parties.

         14.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be and shall constitute one and the same instrument.

         14.10 FEES AND COSTS. PARENT, BUYER and SELLER agree that each party shall bear its own costs and expenses, including attorneys fees, in connection with this transaction.

    15.0 INDEMNIFICATION.

         15.1 SELLER shall defend, indemnify and hold PARENT and BUYER harmless against and in respect of:

              15.1.1    Any and all loss, damage, deficiency, or liability from
(i) any misrepresentation, breach of representation, warranty or covenant, or nonfulfillment of any agreement on the part of SELLER under this Agreement and
(ii) any liability or obligation incurred by SELLER or arising out of any event or circumstances occurring prior to the Closing Date which is not an Assumed Liability by BUYER (including, without limitation, the Excluded Liabilities (as defined in the Undertaking)); and


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              15.1.2    Any and all actions, suits, proceedings, demands,
assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to Sub-Paragraph 15.1.1.

              15.1.3 The SELLER's obligation to indemnify the PARENT and BUYER for damages pursuant to this Section 15.1 is subject to the following limitations: (i) no indemnification shall be made by the SELLER for damages arising solely from clause (i) of Sub-Paragraph 15.1.1 unless the aggregate amount of such damages exceeds $47,000 and then to the full extent of all such damages; and (ii) in no event shall the Seller's aggregate obligation to indemnify the PARENT and BUYER hereunder exceed the Purchase Price.

         15.2 PARENT or BUYER shall within reasonable time of its receiving notice of a claim give written notice to the other party of any claim for which that party seeks indemnification under Paragraphs 15.1, and the indemnitor shall have the right to contest, defend, or litigate any matter in respect of which indemnification is claimed. Any delay in or failure to give notice of a claim for indemnification shall not relieve the indemnitor's obligation except to the extent that indemnitor can demonstrate prejudice by such delay or failure. The indemnitor shall have the exclusive right to settle, either before or after the initiation of litigation, any matter in respect of which indemnification is claimed, but, prior to any such settlement, written notice of its intention to do so shall be given to the other party. In the event the indemnitor fails promptly to defend any such claim as provided in Paragraphs 15.1, the other party may do so and shall then have the right, in its sole discretion, exercised in good faith and upon the advice of counsel, to settle, either before or after the initiation of litigation, any matter in respect of which indemnification is claimed.

    16.0 CONTINUING COVENANTS.    [Intentionally Omitted]

    17.0 CORPORATE NAME. GUARANTOR hereby grants to BUYER and PARENT a non-exclusive royalty-free license to use the names and marks set forth on
Exhibit 17.0 in connection with the operation of the Assets following the Closing Date for a term of six months following the Closing Date in a manner consistent with the use of such licensed marks by the SELLER in connection with the SELLER's business prior to the Closing Date, such grant of rights to BUYER and PARENT being subject to BUYER's and PARENT's obligation not to use the licensed marks in any manner which would materially degrade the


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

quality or value of such licensed marks. Following such period, such license shall continue thereafter, on the same terms and conditions as provided above, until such time as GUARANTOR shall have notified BUYER and PARENT of its intent to terminate the license; PROVIDED, HOWEVER, that such notification shall be in writing and shall be given at least sixty (60) days prior to the intended date of termination.

    18.0 GUARANTEE. In consideration of the benefits to SELLER under this Agreement, GUARANTOR does hereby guarantee, jointly and severally, with SELLER, all of the agreements (including but not limited to agreements to indemnify), representations, warranties and covenants of SELLER under this Agreement and under all documents to be executed pursuant to this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                             AMELIA NEWMAN





                             MARILYN COLE





                                  UNIVERSAL OUTDOOR (N.Y) ADVERTISING
                               ACQUISITION CORPORATION


                             By:__________________________
                                Name:
                                Title:


                             UNIVERSAL OUTDOOR, INC.


                             By:__________________________
                                  Name:
                                  Title:


                             As to Sections 10.9, 17.0 and 18.0,
                             ALLIED OUTDOOR ADVERTISING, INC.


                             By:
                                Name:
                                Title:

                                  INDEX TO EXHIBITS


Exhibit

2.0           -    List of Displays


2.1      -    Bill of Sale

2.2           -    Assignment and Assumption of Leases
2.3           -    Assignment and Assumption of Contracts

2.4           -    Assignment and Assumption of Permits

3.0(a)   -    Seller's Account Information

3.0(b)   -    Form of Undertaking

9.1      -    Prepaid Leases

9.2.3         -    Percentage Leases

10.5          -    Litigation

10.8          -    Condition of Displays

10.9(a)  -    Compliance With Applicable Laws

10.9(b)  -    Taxes

17.0          -    Use of Name

                                     EXHIBIT 2.0

                                       DISPLAYS

                                     BILL OF SALE


    KNOW ALL MEN BY THESE PRESENTS, that AMELIA NEWMAN and MARILYN COLE (together, the "Seller") pursuant to that certain Agreement, dated June 30, 1997
(the "Agreement") for and in consideration of the sum of $            and other
valuable consideration to them in hand paid by UNIVERSAL OUTDOOR (N.Y) ADVERTISING ACQUISITION CORPORATION ("Buyer"), the receipt of which is hereby acknowledged, do hereby grant, bargain, sell and convey to Buyer, its successors and assigns, forever, the structures, light and electrical fixtures, aprons, catwalks, panels and such other fixtures and appurtenances as now exist on the outdoor advertising displays at the locations more fully described on Exhibit
2.0 to the Agreement attached hereto, subject to the terms and conditions of the Agreement.

    TO HAVE AND TO HOLD THE SAME, unto the Buyer, its successors and assigns forever. The Seller for itself and its successors and assigns, does hereby covenant and agree to and with said Buyer, its successors and assigns that Seller is the lawful owner of the Assets (as defined in the Agreement), and has good right to sell the same as aforesaid; that the same are free from all encumbrances that are caused by any action, inaction or omission by Seller, and the Seller will warrant and defend the sale of the Assets hereby made unto the Buyer, its successors and assigns, against all and every person and persons whomever, lawfully claiming or to claim the same, subject to encumbrances, if any, hereinbefore mentioned.

    IT WITNESS WHEREOF, the Seller executed this Bill of Sale this     day of
July, 1997.


                        AMELIA NEWMAN





                        MARILYN COLE


                        ______________________________

                         ASSIGNMENT AND ASSUMPTION OF LEASES


    KNOW ALL MEN BY THESE PRESENTS, that AMELIA NEWMAN and MARILYN COLE (together, the "Assignor") pursuant to the terms of that certain Agreement dated June 30, 1997 (the "Agreement"), and on behalf of itself for and in
consideration of the sum of $               and other good and valuable
consideration to them in hand paid by UNIVERSAL OUTDOOR (N.Y.) ADVERTISING ACQUISITION CORPORATION, the receipt of which is hereby acknowledged, hereby assign, transfer, and convey to UNIVERSAL OUTDOOR, INC. ("Assignee"), all of Assignor's right, title and interest in and to the Leases, for the locations listed on Exhibit 2.0 to the Agreement, subject to the terms and conditions of the Agreement.

    ASSIGNOR REPRESENTS AND WARRANTS that it owns free and clear of all liens and encumbrances that are caused by any action, inaction or omission by Assignor the interest set forth in the attached Leases and that such Leases are freely assignable without the consent of any other party.

    TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, with respect to each of the foregoing Leases for and during the remainder of the respective terms thereof, subject to the performance and observance of all other covenants, conditions and stipulations set forth respectively therein. By its acceptance of this assignment, Assignee hereby assumes all of the obligations of Assignor provided for under each Lease arising from and after the date hereof.

    IN WITNESS WHEREOF, Assignor has executed, and Assignee has accepted, this
assignment this    day of July, 1997.


                             AMELIA NEWMAN





                             MARILYN COLE

ACCEPTED AND AGREED:

UNIVERSAL OUTDOOR, INC.


By:________________________________
   Name:
   Title:

                  ASSIGNMENT AND ASSUMPTION OF ADVERTISING CONTRACTS


    KNOW ALL MEN BY THESE PRESENTS, that AMELIA NEWMAN and MARILYN COLE (together, the "Assignor") pursuant to the terms of that certain Agreement dated June 30, 1997 (the "Agreement"), and on behalf of itself for and in
consideration of the sum of $               and other good and valuable
consideration to them in hand paid by UNIVERSAL OUTDOOR (N.Y.) ADVERTISING ACQUISITION CORPORATION, the receipt of which is hereby acknowledged, hereby assign, transfer, and convey to UNIVERSAL OUTDOOR, INC. ("Assignee"), all of Assignor's right, title and interest in and to the Advertising Contracts, for the locations listed on Exhibit 2.0 to the Agreement, subject to the terms and conditions of the Agreement.

    ASSIGNOR REPRESENTS AND WARRANTS that it owns free and clear of all liens and encumbrances that are caused by any action, inaction or omission of Assignor the interest set forth in the attached Advertising Contracts and that such Advertising Contracts are freely assignable without the consent of any other party.

    TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, with respect to each of the foregoing agreements for and during the remainder of the respective terms thereof, subject to the performance and observance of all other covenants, conditions and stipulations set forth respectively therein. By its acceptance of this assignment, Assignee hereby assumes all of the obligations of Assignor provided for under each Advertising Contract arising from and after the date hereof.

    IN WITNESS WHEREOF, Assignor has executed, and Assignee has accepted, this
assignment this    day of July, 1997.


                             AMELIA NEWMAN





                             MARILYN COLE




ACCEPTED AND AGREED:

UNIVERSAL OUTDOOR, INC.

By:________________________________
   Name:
   Title:

                         ASSIGNMENT AND ASSUMPTION OF PERMITS


    KNOW ALL MEN BY THESE PRESENTS, that AMELIA NEWMAN and MARILYN COLE (together, the "Assignor") pursuant to the terms of that certain Agreement dated June 30, 1997 (the "Agreement"), and on behalf of itself for and in
consideration of the sum of $               and other good and valuable
consideration to them in hand paid by UNIVERSAL OUTDOOR (N.Y.) ADVERTISING ACQUISITION CORPORATION, the receipt of which is hereby acknowledged, hereby assign, transfer, and convey to UNIVERSAL OUTDOOR, INC. ("Assignee"), all of Assignor's right, title and interest in and to the Permits, for the locations listed on Exhibit 2.0 of the Agreement, subject to the terms and conditions of the Agreement.

    ASSIGNOR REPRESENTS AND WARRANTS that it owns free and clear of all liens and encumbrances that are caused by any action, inaction or omission of Assignor the interest set forth in the attached Permits and that such Permits are freely assignable without the consent of any other party.

    TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, with respect to each of the foregoing Permits for and during the remainder of the respective terms thereof, subject to the performance and observance of all other covenants, conditions and stipulations set forth respectively therein. By its acceptance of this assignment, Assignee hereby assumes all of the obligations of Assignor provided for under each Permit arising from and after the date hereof.

    IN WITNESS WHEREOF, Assignor has executed, and Assignee has accepted, this
assignment this    day of July, 1997.


                             AMELIA NEWMAN





                             MARILYN COLE

ACCEPTED AND AGREED:

UNIVERSAL OUTDOOR, INC.


By:________________________________
   Name:
   Title:


                                   EXHIBIT 3.0 (A)

                             SELLER'S ACCOUNT INFORMATION
                                  FOR WIRE TRANSFER

                                     UNDERTAKING


    UNDERTAKING executed and delivered on July , 1997 (the "Undertaking"), by Universal Outdoor, Inc., an Illinois corporation (the "Parent"), in favor of Amelia Newman and Marilyn Cole (together, the "Seller").

                                 W I T N E S S E T H:

    WHEREAS, pursuant to that certain agreement, dated as of June 30, 1997 (the "Agreement"), between the Seller, Parent and Universal Outdoor (N.Y.) Advertising Acquisition Corporation, a Delaware corporation (the "Buyer"), the Seller has agreed to sell, convey, assign, transfer and deliver all of its right, title and interest in and to the Assets to the Buyer and the Parent, and the Buyer and the Parent have agreed to purchase, acquire and accept such Assets from the Seller, all as more fully described in the Agreement; and

    WHEREAS, pursuant to the Agreement, the Parent has agreed to enter into this Undertaking, pursuant to which the Parent shall assume and agree to pay, perform, and discharge or cause to be performed and discharged the liabilities and obligations expressly set forth in Section 2, as more fully provided herein.

    NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

    1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

    2. UNDERTAKING. Except as provided in Section 3 below and subject to the terms and conditions of the Agreement, the Parent hereby undertakes, assumes and agrees to pay, perform or discharge, the obligations and liabilities of the Seller pursuant to the Leases, Permits and Advertising Contracts (collectively, the "Assumed Liabilities").

    3. EXCLUDED LIABILITIES. Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that
(i) the Assumed Liabilities shall not include any other liabilities or obligations of the Seller, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise, not specifically identified in Section 2 hereof and (ii) the Parent shall not assume, or agree to perform, pay or discharge, and the Parent has not assumed, any liabilities, obligations or commitments not expressly assumed pursuant to
Section 2 hereof, including, without limitation, liabilities or obligations relating to or arising out of the following:

    (a) any obligation of the Seller to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, shareholder or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, shareholder or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

    (b) any liability of the Seller for costs and expenses incurred in connection with the Agreement; and

    (c)  any obligation of the Seller under the Agreement.

    4. BINDING EFFECT. This Undertaking shall inure to the benefit of the Seller and its successors and permitted assigns and be binding upon and enforceable against the Parent and its respective successors and permitted assigns. In the event of a conflict between the terms hereof and the Agreement, the terms of the Agreement shall control.

    5. COUNTERPARTS. This Undertaking may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    6. Governing Law. This Undertaking shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

    7. INDEMNIFICATION. Seller, Parent and Buyer hereby agree that the provisions of Section 15.0 of the Purchase Agreement with respect to indemnification shall govern all obligations of the parties with respect to the Assumed Liabilities and the Excluded Liabilities and such other matters contemplated by this Undertaking as applicable.

    IN WITNESS WHEREOF, this undertaking has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written




                        AMELIA NEWMAN





              MARILYN COLE





              UNIVERSAL OUTDOOR, INC.


              By:
                 Name:
                 Title

                                     EXHIBIT 3.2

                             ALLOCATION OF PURCHASE PRICE

                                     EXHIBIT 9.1

                                    PREPAID LEASES

                                    EXHIBIT 9.2.3

                                  PERCENTAGE LEASES

                                     EXHIBIT 10.5

                                      LITIGATION

1. City of New York v. Moen Electric, Thomas Magliaccio, Ace Sign & Rigging (Allied Outdoor Advertising)()




---------------------
(1) Buyer acknowledges full responsibility for the indicated lawsuit including liabilities growing out of the same and all costs and expenses related thereto, but with respect to costs and expenses, only to the extent such costs and expenses arise after the Closing. Supreme Court
     Kings County, Docket # 8852/96 (Judge Goldberg); on appeal

                           EXHIBIT 10.8

                      CONDITION OF DISPLAYS

                         EXHIBIT 10.9(A)

                 COMPLIANCE WITH APPLICABLE LAWS

                         SEE EXHIBIT 10.5

                         EXHIBIT 10.9(B)

                              TAXES

                           EXHIBIT 17.0

                           USE OF NAME

          With regard to the use of the name, Seller grants to the Buyer and Parent a non-exclusive royalty-free license to use the following names and mark and no other:
          The word "Allied" contained on an elliptical shape as shown hereon. Such use shall be solely and exclusively limited in connection with the identification on existing displays.